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                                                                  EXHIBIT (d)(1)


[MELLON GRAPHIC OMITTED]

MELLON INVESTOR SERVICES

A Mellon Financial Company(SM)










                   DEPOSITARY AND INFORMATION AGENT AGREEMENT











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         THIS DEPOSITARY AGREEMENT (this "Agreement") between Delaware
Investments Dividend and Income Fund, Inc., a Maryland corporation (the "Purchaser"), and Mellon Investor Services LLC, a New Jersey limited liability company ("Mellon"), is dated as of May __, 2005

1.       APPOINTMENT.

         (a) Purchaser is offering to purchase up to 10% of its issued and outstanding shares of Common Stock, $0.01 par value (the "Shares"), for cash, upon the terms and conditions set forth in its Offer to Purchase dated June 3, 2005 (the "Offer to Purchase") and in the related letter of transmittal (which shall include the Internal Revenue Service Form W-9) (the "Letter of Transmittal"), copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be amended from time to time, constitute the "Offer." Purchaser hereby appoints Mellon to act as depositary in connection with the Offer and Mellon hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement.

         (b) The "Expiration Date" for the Offer shall be 5:00 p.m. New York City time, on June 29, 2005 unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time, shall expire. All terms not defined herein shall have the same meaning as in the Offer.

2. TENDER OF SHARES. Mellon, in its capacity as depositary, will receive tenders of shares. Subject to the terms and conditions of this Agreement, Mellon is authorized to accept such tenders of shares in accordance with the Offer, and to act in accordance with the following instructions:

         (a) Shares shall be considered validly tendered to Mellon only if tenders of shares are made in accordance with the terms and conditions set forth in the Offer to Purchase, and:

                  (i) Mellon receives prior to the Expiration Date (x) certificates for such Shares, (or a Confirmation (as defined in paragraph (b) below) relating to such Shares) and (y) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (as defined in paragraph (b) below) relating thereto; or

                  (ii) Mellon receives (x) a Notice of Guaranteed Delivery (as defined in paragraph (b) below) relating to such Shares from an Eligible Institution (as defined in paragraph (b) below) prior to the Expiration Date and
(y) certificates for such Shares (or a Confirmation relating to such Shares) and either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message relating thereto at or prior to 5:00 P.M., New York City time, on the third New York Stock Exchange, Inc. (the "NYSE") trading day after the date of execution of such Notice of Guaranteed Delivery; and

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                  (iii) in the case of either clause (i) or (ii) above, if
applicable, determination of all questions as to the validity, form eligibility (including timeliness of receipt) and acceptance of any Shares tendered or delivered shall be determined by Mellon on behalf of the Purchaser in the first instance, but the Purchaser retains full discretion to make a final determination of the adequacy of the items received, as provided in Section 8 hereof.

         (b) For the purpose of this Agreement:

                  (i) a "Confirmation" shall be a confirmation of book-entry transfer of Shares into a Mellon account at The Depository Trust Company (the "Book-Entry Transfer Facility") to be established and maintained by Mellon in accordance with Section 3 hereof;

                  (ii) a "Notice of Guaranteed Delivery" shall be a notice of guaranteed delivery substantially in the form attached as Exhibit C hereto or a telegram, telex, facsimile transmission or letter substantially in such form, or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and Mellon substantially in such form; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to be bound by the form of such notice;

                  (iii) an "Eligible Institution" shall be a member firm of a national securities exchange registered with the Securities and Exchange Commission or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States; and

                  (iv) an "Agent's Message" shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and Mellon, to and received by Mellon and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at Mellon's office.

         (c) Purchaser acknowledges that, in connection with the Offer, Mellon may enter into agreements or arrangements with a Book-Entry Transfer Facility that, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser by such Book-Entry Transfer Facility or participants therein and (iii) Mellon, as depositary, is authorized to enter into such agreements or arrangements on behalf of the Purchaser. Without limiting any other provision of this Agreement, Mellon is expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Purchaser.

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3.       BOOK-ENTRY ACCOUNT. Mellon shall take all commercially reasonable steps to establish and, subject to such establishment, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal and the Offer to Purchase. Mellon will maintain the Book Entry account until all Shares tendered pursuant to the Offer shall have been subject to payment or returned.

4. PROCEDURE FOR DISCREPANCIES. Mellon shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Letter of Transmittal may indicate are owned by a surrendering stockholder and the number that the Record Stockholders List indicates such stockholder owned of record as of the Expiration Date. In any instance where Mellon cannot reconcile such discrepancies by following such procedures, Mellon will consult with the Purchaser for instructions as to the number of Shares, if any, Mellon is authorized to accept for exchange. In the absence of such instructions, Mellon is authorized not to accept any such Shares for exchange and will return to the surrendering stockholder (at Mellon's option by either first class mail under a blanket surety bond or insurance protecting Mellon and the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of Shares or by registered mail insured separately for the value of such Shares), to such stockholder's address as set forth in the Letter of Transmittal, any certificates for Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Shares.

5. LOST CERTIFICATES. If any holder of Shares as of the Expiration Date reports to Mellon that his or her failure to surrender a certificate representing any Shares registered in his or her name at the Expiration Date according to the Record Stockholders List is due to the theft, loss or destruction of such certificate, upon receipt from such stockholder of an affidavit of such theft, loss or destruction and a bond of indemnity, both in form and substance satisfactory to Mellon and in compliance with any other applicable requirements, Mellon will effect issuance of certificates for new Shares to the former stockholder as though the certificate for Shares had been surrendered.

6. TREATMENT OF RESTRICTIVE LEGENDS. All certificates representing Shares are eligible to make a tender of those shares pursuant to Section 2 hereof.

7. DATE/TIME STAMP. Each document received by Mellon relating to its duties hereunder shall be dated and time stamped when received.

8.       PROCEDURE FOR DEFICIENT ITEMS.

         (a) Mellon will examine any certificate representing Shares, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or Agent's Message and any other document (including any checks or money orders payable to the Purchaser) required by the Letter of Transmittal received by Mellon to determine whether any tender may be defective. In the event Mellon concludes that (i) any Letter of Transmittal, Notice of Guaranteed Delivery, Agent's Message or other document has been improperly completed, executed or transmitted, (ii) any of the certificates for Shares is not in proper form for transfer (as required by the aforesaid instructions) (iii) service fee checks or money orders ("service fee checks") are not properly executed or timely received, or (iv) if some other irregularity in connection with the tender of Shares exists, then Mellon is authorized, subject to subsection (b) below, to advise the tendering stockholder, or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity, but Mellon is not authorized to accept any tender not in accordance with the terms and subject to the conditions set forth in the Offer, or any other tender which Mellon deems to be defective, unless Mellon shall have received from the Purchaser the Letter of Transmittal that was surrendered (or if the tender was made by means of a Confirmation containing an Agent's Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Purchaser.

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         (b) Promptly upon concluding that any tender is defective, Mellon shall, after consultation with Purchaser, use reasonable efforts in accordance with Mellon's regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the certificates and/or service fee checks involved to such person in the manner described in Section 12 hereof. The Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any particular Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that Mellon shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

         (c) If less than all of the Shares validly tendered pursuant to the Offer are to be accepted because the Offer is oversubscribed by the Expiration Date, Mellon shall pro rate the Shares pursuant to (i) the terms and conditions of the Offer to Purchase and (ii) any instructions provided to Mellon by Purchaser regarding such proration. Mellon shall maintain accurate records as to all Shares tendered prior to or on the Expiration Date.

9. REPORT OF TENDER ACTIVITY. At 11:00 a.m. New York City time, or as promptly as practicable thereafter on each business day, or more frequently if reasonably requested as to major tally figures, Mellon shall advise each of the parties named below by telephone as to, based upon a preliminary review (and at all times subject to final determination by Purchaser), as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the number of Shares duly tendered on such day; (ii) the number of Shares duly tendered represented by certificates physically held by Mellon on such day; (iii) the number of Shares represented by Notices of Guaranteed Delivery on such day; (iv) the number of Shares withdrawn on such day; and (v) the cumulative totals of Shares in categories (i) through
(iv) above:

         (a) A.G. Ciavarelli, Esq., Delaware Investments - Legal Department, aciavarelli@delinvest.com, 215.255.1591.

         (b) Ms. Elizabeth Wisser, Delaware Investments - T/A Systems Control Project Manager, 215-255-8728, ewisser@delinvest.com

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Mellon shall furnish to each of the above-named persons a written report confirming the above information that has been communicated orally on the day following such oral communication as well as any other information reasonably requested from time to time. Mellon shall furnish to the Dealer-Manager (as defined in the Offer to Purchase) and the Purchaser, such reasonable information, to the extent such information has been furnished to Mellon, on the tendering stockholders as may be requested from time to time.

         Mellon shall furnish to the Purchaser, upon request, master lists of Shares tendered for purchase, including an A-to-Z list of the tendering stockholders.

10. INSTRUCTIONS. Any instructions given to Mellon orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Purchaser or the Dealer-Manager, as the case may be, as soon as practicable. Mellon shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

11. NOTICE OF WITHDRAWAL. In accordance with the following conditions, Mellon will return to any person tendering Shares, in the manner described in
Section 12 hereof, any certificates representing Shares (and, if a complete withdrawal, the service fee checks) tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by Mellon, within the time period specified for withdrawal in the Offer to Purchase, at Mellon's address set forth on the back page of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and, if the certificates representing such Shares have been delivered or otherwise identified to Mellon, the name of the registered holder(s) of such Shares as set forth in such certificates. If the certificates have been delivered to Mellon, then prior to the release of such certificates the tendering stockholder must also submit the certificate number(s) shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. Mellon is authorized and directed to examine any notice of withdrawal to determine whether it believes any such notice may be defective. In the event Mellon concludes that any such notice is defective it shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares so withdrawn shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date pursuant to Section 2 hereof.

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12.      RETURN OF SHARES. If, pursuant to the terms and conditions of the
Offer, the Purchaser has notified Mellon that it does not accept certain of the Shares tendered or purported to be tendered or a stockholder withdraws any tendered Shares, Mellon shall promptly return the deposited certificates (and, if a complete withdrawal, the service fee checks) for such Shares, together with any other documents received, to the person who deposited the same. Certificates for such unpurchased Shares shall be forwarded by Mellon, at its option, by: (i) first class mail under a blanket surety bond protecting Mellon and the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares; or (ii) registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent's Message, Mellon shall notify the Book-Entry Transfer Facility that transmitted said Confirmation of the Purchaser's decision not to accept the Shares.

13. AMENDMENT/EXTENSION OF OFFER. Any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective upon notice to Mellon from the Purchaser given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Purchaser in writing; provided that Mellon may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify Mellon of such termination.

14.      DISTRIBUTION OF ENTITLEMENTS.

         (a) If under the terms and conditions set forth in the Offer to Purchase the Purchaser becomes obligated to accept and pay for Shares tendered, upon instruction by the Purchaser and as promptly as practicable, but in any event not later than 5:00 p.m., New York City time, on the fifth NYSE trading day after the latest of: (i) the Expiration Date; (ii) the physical receipt by Mellon of a certificate or certificates representing tendered Shares (in proper form for transfer by delivery), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a Confirmation including an Agent's Message and any other documents required by the Letter of Transmittal; and (iii) the deposit by the Purchaser with Mellon of sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all stockholders for whom checks representing payment for Shares are to be drawn, less any adjustments required by the terms of the Offer, and all applicable tax withholdings, Mellon shall deliver or cause to be delivered to the tendering stockholders and designated payees, consistent with this Agreement and the Letter of Transmittal, official bank checks of Mellon, as agent for the Purchaser, and payable through Mellon in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholding) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer. The Purchaser will also deposit with Mellon, upon request, federal or other immediately available funds in an amount equal to the total stock transfer taxes or other governmental charges, if any, payable in respect of the transfer or issuance to the Purchaser or its nominee or nominees of all Shares so purchased. Mellon shall apply to the proper authorities for the refund of money paid on account of such transfer taxes or other governmental charges. On receipt of such refund, Mellon will promptly pay over to the Purchaser all money refunded.

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         (b) At such time as the Purchaser shall notify Mellon, Mellon shall request the transfer agent for the Shares to cancel and retire all Shares purchased pursuant to the Offer.

         (c) Mellon hereby waives any and all rights of lien, attachment or set off whatsoever, if any, against the securities, money, assets or property that are deposited with or received by Mellon from Purchaser, whether such rights arise by reason of statutory or common law, by contract or otherwise.


15. INFORMATION AGENT. In Mellon's capacity as Information Agent, Mellon shall:

         (i) Assist in the coordination of all printing activities and advertisement placement, if required, in connection with the Offer.

         (ii) Establish contacts with brokers, dealers, banks and other nominees on Purchaser's behalf in accordance with Rule 13e-4 under the Securities Exchange Act of 1934, as amended.

         (iii) Determine the material requirements necessary to fulfill mailing requirements to all registered and "street" holders and other interested parties.

         (iv) Assist with document review in a timely manner, including, but not limited to, the following documents: Offer to Purchase, Letter of Transmittal (including Certification of Taxpayer Identification Number on Substitute Form W-9), Notice of Guaranteed Delivery and Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees and Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees ("Offering Materials").

         (v) Facilitate the distribution of materials to the registered and beneficial owners of Purchaser's common stock and to other interested parties.

         (vi) Provide a dedicated toll-free line for all shareholder inquiries from 9:00 a.m. to 6:00 p.m. ET each business day.

         (vii) Provide status reporting to management upon commencement of activity and continuing daily including total shares presented and tendered.

         (viii) Facilitate payment of all broker forwarding invoices, subject to collection from Purchaser of monies for this purpose.

         (ix) Build and maintain a current file of eligible participants, including registered holders and beneficial holders identified through Mellon's research.

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16.      TAX REPORTING.

         (a) On or before January 31st of the year following the year in which the Purchaser accepts Shares for payment, Mellon shall prepare and mail to each tendering stockholder whose Shares were accepted, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations ("Foreign Stockholders"), a Form 1099-B reporting the purchase of Shares as of the date such Shares are accepted for payment. Mellon shall also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations on or before February 28th of the year following the year in which the Shares are accepted for payment.

         (b) Mellon shall deduct and withhold the appropriate backup withholding tax from the purchase price payable with respect to Shares tendered by any stockholder, other than a Foreign Stockholder, who has not properly provided Mellon with a taxpayer identification number, in accordance with Treasury Regulations. Mellon shall forward such withholding taxes to the Internal Revenue Service with the appropriate required documentation customarily required to discharge the Purchaser's applicable withholding obligation with respect to such transactions.

         (c) Should any issue arise regarding federal income tax reporting or withholding, Mellon shall take such action as the Purchaser may reasonably request in writing. Such action may be subject to additional fees.

17.      AUTHORIZATIONS AND PROTECTIONS. As depositary hereunder Mellon:

         (a) shall have no duties or obligations other than those specifically set forth herein (including any exhibits hereto), or as may subsequently be agreed to in writing by Mellon and the Purchaser;

         (b) shall have no obligation to make payment for any tendered Shares unless the Purchaser shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

         (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby deposited with Mellon or tendered through an Agent's Message hereunder and will not be required to and will make no representations as to or be responsible for the validity, sufficiency, value, or genuineness of the Offer;

         (d) shall not be obligated to take any legal action hereunder; if, however, Mellon determines to take any legal action hereunder, and, where the taking of such action might in Mellon's judgment subject or expose it to any expense or liability, Mellon shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;

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

         (e) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, Agent's Message or other document or security delivered to Mellon and reasonably believed by Mellon to be genuine and to have been signed by the proper party or parties;

         (f) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to Mellon's actions as depositary specifically covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Purchaser;

         (g) may consult counsel satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Mellon hereunder in good faith and in accordance with the advice of such counsel;

         (h) shall not be called upon at any time to, and shall not, advise any person tendering or considering tendering pursuant to the Offer as to the wisdom of making such tender or as to the market value of any security tendered thereunder or as to any other financial or legal aspect of the Offer or any transactions related thereto;

         (i) may perform any of its duties hereunder either directly or by or through agents or attorneys;

         (j) shall not be liable or responsible for any recital or statement contained in the Offer or any other documents relating thereto;

         (k) shall not be liable or responsible for any failure of the Purchaser to comply with any of their respective obligations relating to the Offer, including without limitation obligations under applicable securities laws;

         (l) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person, including without limitation the Dealer-Manager; and

         (m) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from a Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message or communication.

18. INDEMNIFICATION. The Purchaser agrees to indemnify Mellon for, and hold it harmless from and against, any loss, liability, claim or expense ("Loss") arising out of or in connection with its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Mellon's gross negligence or intentional misconduct.

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19.      LIMITATION OF LIABILITY.

         (a) In the absence of gross negligence or intentional misconduct on its or its agent's or attorney's part, Mellon shall not be liable for any action taken, suffered, or omitted by it or its agents or attorneys or for any error of judgment made by it or its agents or attorneys in the performance of its or its agent's or attorney's duties under this Agreement. Anything in this agreement to the contrary notwithstanding, in no event shall Mellon be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Mellon has been advised of the likelihood of such damages and regardless of the form of action. Any liability of Mellon will be limited to the amount of fees paid by Purchaser hereunder.

         (b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or Mellon's duties hereunder or the rights of the Purchaser or of any stockholders surrendering certificates for Shares pursuant to the Offer, Mellon shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and Mellon may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter, which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Mellon and executed by the Purchaser and each such stockholder and party. In addition, Mellon may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

20. REPRESENTATIONS, WARRANTIES AND COVENANTS. Purchaser represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the charter or bylaws of the Purchaser or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid, binding and enforceable obligation of Purchaser, (d) the Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no material litigation pending or threatened as of the date hereof in connection with the Offer.

21. NOTICES. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

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         If to Purchaser :                       with an additional copy to:

Delaware Investments Dividend and               Richelle S. Maestro, Esquire
Income Fund, Inc.                               General Counsel
One Commerce Square                             Delaware Management Company
Philadelphia, PA  19103                         One Commerce Square
Attn:  A.G. Ciavarelli, Esq.                    Philadelphia, PA  19103
Tel:  215.255.1591                              Tel:  215.255.1371
Fax:  215.255.1640                              Fax:  215.255. 1640
aciavarelli@delinvest.com                       rsmaestro@delinvest.com




         If to Mellon:                            with an additional copy to:

Mellon Investor Services LLC                     Mellon Investor Services LLC
Overpeck Centre                                  Overpeck Centre
85 Challenger Road                               85 Challenger Road
Ridgefield Park, NJ  07660                       Ridgefield Park, NJ  07660
Attn: Relationship Administrator                 Attn: Legal Department
Tel:                                             Tel: 201-373-7155
Fax:                                             Fax: 201-373-7166



22. SPECIMEN SIGNATURES. Set forth in Exhibit E hereto is a list of the names and specimen signatures of the persons authorized to act for the Purchaser under this Agreement. The Secretary or any Assistant Secretary of the Purchaser shall, from time to time, certify to Mellon the names and signatures of any other persons authorized to act for the Purchaser under this Agreement.

23. FEES. Whether or not any Shares are tendered or the Offer is consummated, for Mellon's services as depositary hereunder Purchaser shall pay to Mellon compensation in accordance with the fee schedule attached as Exhibit F hereto, together with reimbursement for reasonable out-of-pocket expenses. All amounts owed to Mellon hereunder are due upon receipt of the invoice. Delinquent payments are subject to a late payment charge of one and one half percent commencing forty-five days from the invoice date.

24. TERMINATION. Either party may terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until all Shares have been received and paid for. In the event of such termination, the Purchaser will appoint a successor depositary and inform Mellon of the name and address of any successor depositary so appointed, provided that no failure by the Purchaser to appoint such a successor depositary shall affect the termination of this Agreement or the discharge of Mellon as depositary hereunder. Upon any such termination, Mellon shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Mellon shall promptly forward to the Purchaser or its designee any certificate for Shares, Letter of Transmittal or other document that Mellon may hold or receive.

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

25. FORCE MAJEURE. Mellon shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

25A.     DISASTER RECOVERY. During the term of this Agreement, Mellon shall maintain commercially reasonable disaster recovery facilities and procedures.

26.      MISCELLANEOUS.

         a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws rules or principles.

         b) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

         c) In the event that any claim of inconsistency between this Agreement and the terms of the Offer arise, as they may from time to time be amended, the terms of the Offer shall control, except with respect to Mellon's duties, liabilities and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.

         d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

         e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

         f) This Agreement may not be assigned by any party without the prior written consent of all parties.

         g) Sections 17, 18, 19, and 23 hereof shall survive termination of this Agreement.

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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.



DELAWARE INVESTMENTS DIVIDEND
AND INCOME FUND, INC.

By:    __________________________________
Name:
Title:



MELLON INVESTOR SERVICES LLC



By:    __________________________________
Name:
Title:


Exhibit A         Offer to Purchase
Exhibit B         Letter of Transmittal
Exhibit C         Notice of Guaranteed Delivery
Exhibit D         List of Affiliates
Exhibit E         List of Authorized Representatives
Exhibit F         Schedule of Fees

                                    EXHIBIT A

                                OFFER TO PURCHASE

                                    EXHIBIT B

                              LETTER OF TRANSMITTAL

                                    EXHIBIT C

                          NOTICE OF GUARANTEED DELIVERY

                                    EXHIBIT D

                               LIST OF AFFILIATES


Shareholder                                   Certificate Numbers of Shares
-----------                                   -----------------------------

                                    EXHIBIT E

                       LIST OF AUTHORIZED REPRESENTATIVES




Name                       Title                              Specimen Signature
----                       -----                              ------------------

__________________         ____________________               __________________


__________________         ____________________               __________________


__________________         ____________________               __________________


__________________         ____________________               __________________

                                    EXHIBIT F